Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Digital Asset Acquisition Corp of our report dated February 27, 2026 on the December 31, 2025 and 2024 consolidated financial statements of Old Glory Holding Company and Subsidiaries, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Dallas, Texas

March 26, 2026